Exhibit 99.1

Julia Hallisey	FOR IMMEDIATE RELEASE
Investor Relations
Tel: +1-203-504-1063

Aircastle to Present at Credit Suisse Capital Goods Finance Symposium on June 18

Stamford, CT.  June 13, 2008 – Aircastle Limited (NYSE: AYR) today announced that Ron Wainshal, Chief Executive Officer, will make a presentation at the Credit Suisse Capital Goods Finance Symposium on Wednesday, June 18 at 2:00 P.M. Eastern time at Credit Suisse’s New York headquarters in New York City. The presentation slides will be available through the Investors section of the Aircastle website.

About Aircastle Limited

Aircastle Limited is a global company that acquires and leases high-utility commercial jet aircraft to airlines throughout the world.  As of May 31, 2008, Aircastle had acquired and committed to acquire aviation assets having an aggregate purchase price equal to $4.3 billion and $1.3 billion, respectively, for a total of approximately $5.6 billion.

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